______________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
______________________________________________________________________________

ITEM 2.02: RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On June 26, 2008, GeoResources, Inc. issued a press release providing an operations update.  A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	GeoResources, Inc. Press Release dated June 26, 2008.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: July 1, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	GeoResources, Inc. Press Release dated June 26, 2008.

EXHIBIT 99.1
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
    FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides Operations Update
Continues successful horizontal drilling in Texas and North Dakota
Completes Acquisition and Divestitures

Houston, Texas, June 26, 2008 – GeoResources, Inc., (Nasdaq:GEOI), today provided an operations update.  The Company has completed additional horizontal wells in Texas and North Dakota, closed its recently announced Oklahoma acquisition and completed its current divestitures of certain non-core producing properties.

DRILLING RESULTS
During the second quarter of 2008, GeoResources completed the Jeff Haynie #1-H as its second dual lateral well in the Austin Chalk formation in the Giddings Field, Grimes County, Texas.  This well has averaged over 17 MMCFPD in the first 20 days of production.  This well is the eighth successful completion since closing the acquisition of the field in February of 2007, and the Company has achieved a 100% success rate in drilling these Austin Chalk horizontal wells.  The Company is currently drilling the Keisler #2-H as a dual lateral well which is expected to be completed and placed on production during the third quarter.
The Company has acquired additional acreage in the Giddings Field area and is in the process of permitting more drilling locations.  Based on continued technical evaluation, leasing and acceptable well performance, GeoResources expects to retain the current drilling rig and crew and spud a new well approximately every 60-75 days for the next three years.  The Company is the operator of these wells and holds a direct 7.2% working interest.  In addition, an affiliated partnership owns an 82.8% working interest.  The Company holds a 2% general partner interest in the partnership, which increases significantly in accordance with economic performance parameters under the terms of the partnership agreement.
GeoResources has completed drilling two shallow horizontal oil wells in its Wayne Field, Bottineau County, North Dakota.  The Oscar Fossum H5 averaged 153 BOPD in its first 30 days of production.  The Company has a 67% working interest in this well.  The Company has a 100% working interest in the Ballantyne-State/Steinhaus H2, which has been placed on production at a rate of about 55 BOPD.  The first horizontal leg of the Ballantyne-State/Steinhaus H2 was curtailed at approximately 2,400 feet due to mechanical considerations and the Company is planning a re-entry and second horizontal leg at a later date concurrent with additional drilling in the field.  Other horizontal wells in the area generally have reserves ranging from 250-400 MBO per well.
The Company holds a 10 – 15% working interest in approximately 26,000 acres in Mountrail County, North Dakota and is participating in numerous Bakken shale wells through a joint venture.  At present, five horizontal Bakken wells in Mountrail County, North Dakota, operated by Slawson Exploration, are in various stages of drilling and completion.  The Jackal #1-17H, in which the Company has a 6.8% working interest, has recently been completed and is flowing oil up the casing at an initial rate of 418 BOEPD.  The Company has a 5.1% working interest in the Pathfinder #1-9H which encountered hydrocarbons and is expected to be completed in July.  GeoResources also holds a 5.1% working interest in the Prospector #1-36H which is currently waiting on completion and also experienced hydrocarbon shows during drilling.  Slawson has spud the Payara #1-21H with the Company having a 6.2% working interest and a second rig has been contracted which is drilling the Prowler #1-16H well where the Company holds a 6.2% working interest.  Continuous drilling with one drilling rig is expected throughout 2008 and 2009 and a second rig will be used pending availability.  At present, 11 additional wells are scheduled and GeoResources’ working interests range from 5 to 10% in these wells.  Additional locations are being permitted.  In addition, GeoResources has small interests in eight wells and currently expects to participate with other operators in six additional scheduled wells.  These small participations result in valuable engineering and geological data.  As the Company concentrates on Slawson operated wells, it will evaluate all available technical information while attempting to increase its position in this expanding play.

OKLAHOMA ACQUISITION
This previously announced acquisition was formally closed and funded on June 6, 2008 and includes properties located throughout Oklahoma.  This acquisition consists of approximately 200 producing wells of which 70 will be operated by the Company.  There are also approximately 100 additional drilling locations with the vast majority being proved undeveloped locations.  The Company purchased its direct interest in the properties for approximately $12.8 million, an effective purchase price of $1.49/MCF.  The acquisition added approximately 8.6 BCFE of net proved reserves with a PV 10% of $32.2 million based on prices of $124/BBL and $10.67/MCF of gas.  Proved developed reserves represent approximately 39% of the acquired proved reserves.  The existing wells are estimated to add a net 600 MCFE per day to the Company throughout the remainder of 2008.  In addition, the Company paid approximately $1 million for its 2% General Partner interest in the remaining 82% of the assets with a substantial financial partner as the sole limited partner.  After a specified rate-of-return, the 2% General Partner interest increases significantly.  Management believes that this acquisition provides significant exploration and development opportunities directly associated with the acquired interests and in regional proximity thereto.  GeoResources’ management and technical staff have significant prior experience in Oklahoma.

EXPLORATION
Quarantine Bay Field, Plaquemines Parish, Louisiana - as previously disclosed the Company holds 13,956 gross and 4,885 net acres below 10,500 feet and is participating in an exploration program intended to drill prospects below existing field production.  The Quarantine Bay field has produced approximately 180 million barrels of oil and 285 BCF of natural gas in normal pressured zones above 10,500 feet.  The Company believes the deeper exploration potential to be significant.  Accordingly, the 3-D seismic survey was acquired in 2007 and after initial interpretation and regional review, Schlumberger has been engaged to reprocess the 3-D seismic data and provide further interpretative geological and geophysical services.  Based on their initial review Schlumberger has initially identified 13 seismically defined prospect leads and confirmed certain prospect leads previously identified by the Company.  Identified prospect leads are similar to producing regional analogies.  Data reprocessing and interpretation is expected to be completed in the third quarter 2008 and detailed mapping and interpretation will proceed thereafter.  We anticipate this will result in identification of additional prospects and enhanced definition of prospect leads.  Pending the results and timing of reprocessing and interpretation, the Company has scheduled two initial test wells in mid 2009.  The initial well is intended to test a prospective zone at approximately 11,000 feet and the second well is intended to test several objectives from about 13,000 to 15,500 feet.

St. Martinville Field, St. Martin Parish, Louisiana – the Company has initiated a 3-D project to image additional drilling potential.  The field has produced over 14 million barrels of oil at depths ranging from 3,000 feet to 9,500 feet since its discovery and has not been evaluated with modern 3-D technology.  The Company holds 1,322 gross and 1,283 net acres, which represents a 100% working interest and virtually all of the minerals (therefore no royalty burden).  A successful well was drilled in late 2005 to a depth of 4,700 feet that initially flowed over 100 BOPD, is still producing 30 BOPD and has several behind pipe zones.  One additional well is presently budgeted for the first quarter of 2009.  We expect that the 3-D shoot will be completed in the first quarter of 2009 and will lead to additional drilling.

RE-ENGINEERING
Re-engineering of older fields with further development potential is an integral part of the Company’s business strategy.  Accordingly in the second quarter of 2008 these projects included workovers of existing wells, restoring shut-in wells to production, redesign of artificial lift methods and recompletions.  Re-engineering projects are designed to add rate but also to arrest production declines and reduce down-time and operating expenses.  During the second quarter of 2008 the Company added gross production of approximately 40 BOPD and 850 MCFD through these re-engineering efforts.

DIVESTITURES
           The Company closed the sales of its planned property divestitures at the end of May.  These remaining transactions consisted of four non-core fields in Louisiana and Texas and were sold for approximately $13 million.  These properties, which were producing approximately 390 BOPD, included fields located in inland waters with short productive lives, limited upside, high operating and administrative costs and significant plugging and abandonment obligations.  These sales will allow the Company to focus on activities that have greater development and exploration potential and therefore, higher potential returns.  Since January 1, 2008, the Company has sold nine producing fields for total proceeds of approximately $22 million and redeployed the proceeds into new properties with significantly greater development and exploration potential in the Williston Basin and Oklahoma.

COMMENTS
Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “Our diversified drilling and development program continues to deliver positive results.  We expect to continue to develop our assets and expand our acreage and prospect inventory.  In addition, phase one of our property high grading program is complete and we have redeployed proceeds into properties and acreage with longer production lives and greater development and exploration potential.  We are considering additional divestitures, including our Black Warrior Basin assets in Alabama and Mississippi and other nominal properties.  Our large exploration play at Quarantine Bay is proceeding with initial drilling scheduled for mid 2009.  The capital budget we announced in earlier this year is proceeding and we are encouraged by results.  This budget, as more fully discussed in prior releases and filings with the SEC, includes multiple projects ranging from water-flood implementation and expansion, to development drilling, to high impact exploration drilling.  We are very pleased with our entry into Oklahoma, an area where we have considerable prior experience.  That acquisition brings significant drilling opportunities and we believe we can expand in the areas.  Over the next few months we expect to be revising our capital budget to incorporate our Oklahoma drilling and to reflect results of projects under development.  We believe our diversified approach will allow the Company to continue to grow profitably.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest and Gulf Coast, the Williston Basin and the Rocky Mountains.  In April 2007, the Company completed the merger with Southern Bay and Chandler Energy, LLC.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, our Annual Report on Form 10-KSB/A for the year ended December 31, 2007, and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).